Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
David Gillespie, President & CEO	Carl Hymans
H2Diesel Holdings, Inc.	G. S. Schwartz & Co.
H2Diesel, Inc.	212-725-4500 ext. 304
713-973-5720	carlh@schwartz.com

WIRELESS HOLDINGS, INC. CHANGES NAME TO H2DIESEL HOLDINGS, INC. AND CHANGES TRADING SYMBOL TO “HTWO.OB”

Boca Raton, Florida, November 29, 2006 - H2Diesel Holdings, Inc. (“H2Diesel Holdings” or the “Company”) announced today that on November 27, 2006 the Company’s name changed from Wireless Holdings, Inc. to H2Diesel Holdings, Inc. Effective at the opening of trading on November 29th, H2Diesel Holdings’ common stock will trade on the OTC Bulletin Board under the symbol “HTWO.OB.” The stock previously traded under the symbol “WLHO.OB” . In connection with these changes, the new CUSIP number of the Company’s common stock is 44329Y 10 7. Holders of Wireless Holdings stock certificates will not be required to exchange them for new certificates or take any further action.

“With our business now focused on our proprietary bio-fuel that is intended to be marketed as ‘bio-diesel’ fuel or heating fuel or, alternatively, as a new class of bio-fuel or fuel additive, the new company name now reflects the structure and purpose of the Company,” said David A. Gillespie, H2Diesel’s President and Chief Executive Officer. “We are now better positioned to execute our business strategy. We look forward to what we believe will be a very promising future for the Company, and its stockholders.”

About the Company

H2Diesel is a development stage company that holds an exclusive license for North America, Central America and the Caribbean to proprietary technology for the manufacture of an alternative “bio-fuel” from domestically produced vegetable oils that is intended to be marketed as “bio-diesel” fuel or heating fuel or, alternatively, as a new class of bio-fuel or fuel additive. H2Diesel believes its bio-fuel can be used directly for home heating and power generation and also potentially as a motor fuel.  The Company further believes its proprietary bio-fuel will provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels and a cleaner and more efficient alternative to heating oil. H2Diesel's business model calls for the establishment of bio-fuel production facilities directly and through sublicensing of its technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business, which include all the risks attendant a development stage business in the volatile energy industry, including those set forth in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2006. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.